SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 12, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2005, the board of directors of BUCA, Inc. (the “Company”) appointed Cynthia C. Rodahl, Chief Family Resources Officer of the Company, as an executive officer of the Company.

The Company and Ms. Rodahl have entered into an employment agreement, dated as of February 21, 2005 (the “Employment Agreement”), pursuant to which the Company appointed her to serve as the Chief Family Resources Officer of the Company. Ms. Rodahl commenced her employment with the Company on March 7, 2005.

The Employment Agreement provides for an annualized base salary of $175,000 in 2005. Ms. Rodahl also is eligible for annual incentive bonuses up to a maximum of 30% of her base salary upon the Company obtaining certain annual performance targets. Ms. Rodahl’s employment under the Employment Agreement may be terminated upon notice at any time by the Company, with or without cause. The Employment Agreement provides that if Ms. Rodahl is terminated without cause or is terminated because of her death or disability, Ms. Rodahl will receive a severance payment equal to six months’ base salary plus a prorata portion of any bonus amount deemed earned during such year. Any such severance payment would be made on a monthly basis over the first six months following such termination. However, if Ms. Rodahl is terminated without cause, such payments would cease if at any time during the six months following such termination she accepts other employment. The Employment Agreement also provides Ms. Rodahl with certain benefits, including a $1,000 per month automobile allowance. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Ms. Rodahl.

Pursuant to the terms of the Employment Agreement, the Company granted Ms. Rodahl a stock option (the “Option”) to purchase an aggregate of 10,000 shares of Company common stock on March 7, 2005, the date when Ms. Rodahl commenced her full-time employment with the Company, at an exercise price of $7.04, the fair market value of a share of the Company’s common stock at the end of the grant date. The Option has a term of 10 years and will vest with respect to all 10,000 shares as of December 31, 2005.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, dated as of February 21, 2005, by and between BUCA, Inc. and Cynthia C. Rodahl

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer